Exhibit 32

Certifications

Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, LLC (“CSC Holdings”) hereby certifies, to such officer’s knowledge, that Cablevision’s and CSC Holdings’ Quarterly Report on Form 10-Q for the three months ended March 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Cablevision and CSC Holdings.

Date:	May 6, 2010	By:	/s/ James L. Dolan
James L. Dolan
President and Chief Executive Officer

Date:	May 6, 2010	By:	/s/ Michael P. Huseby
Michael P. Huseby
Executive Vice President and Chief Financial Officer